Amendment No. 5 to the
FlexShopper, Inc. 2018 Omnibus Equity Compensation Plan
This Amendment (“Amendment”), dated October 7, 2024, of the 2018 Omnibus Equity Compensation Plan (the “Existing Plan,” and as amended, the “Plan”), of FlexShopper, Inc., a Delaware corporation (the “Company”), is made and adopted by the Company, subject to approval of the stockholders of the Company.
Statement of Purpose
The Existing Plan was originally approved by the Company’s Board of Directors (the “Board”) on March 1, 2018, and by its stockholders on April 26, 2018, and became effective on such date. The Existing Plan was subsequently amended by Amendment No. 1 thereto by the Board on February 21, 2019, and by the Company’s stockholders on May 2, 2019, by Amendment No. 2 thereto by the Board on April 24, 2020, and by the Company’s stockholders on June 10, 2020, by Amendment No. 3 thereto by the Board on March 31, 2021, and by our stockholders on June 9, 2021, and by Amendment No. 4 thereto by the Board on August 8, 2023, and by our stockholders on November 1, 2024. The Board may amend the Plan at any time, pursuant to and subject to Section 5.2 of the Plan, contingent on approval by the stockholders of the Company, if stockholder approval is required by applicable law or applicable securities exchange listing requirements. The Board has determined that it is advisable and in the best interest of the Company to again amend the Plan to increase the number of shares of the Company’s common stock, par value $0.0001 per share, authorized for issuance under the Plan by 3,000,000 shares, and to make the other changes to the Plan described in this Amendment.
NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders of the Company:
1.      Capitalized Terms.    All capitalized terms used and not defined herein shall have the meanings given thereto in the Plan.
2.      Amendment of Section 4.1 of the Plan.    Section 4.1 of the Plan is hereby deleted in its entirety and replaced with the following:
“4.1 Authorized Number of Shares
Subject to adjustment under Section 15, the total number of Shares authorized to be awarded under the Plan shall not exceed the sum of (1) 8,057,000 shares, plus (2) effective upon November 1, 2023 (subject to stockholder approval), 3,000,000 shares. In addition, Shares underlying any outstanding award granted under a Prior Plan that, after the Effective Date, expires, or is terminated, surrendered, or forfeited for any reason without issuance of Shares shall be available for the grant of new Awards. As provided in Section 1, no new awards shall be granted under the Prior Plans after the Effective Date. Shares issued under the Plan shall consist in whole or in part of authorized but unissued Shares, treasury Shares, or Shares purchased on the open market or otherwise, all as determined by the Company from time to time.”
3.      Amendment of Section 4.3 of the Plan.    Section 4.3 of the Plan is hereby deleted in its entirety and replaced with the following:
“4.3 Incentive Stock Option Award Limits
Subject to adjustment under Section 15, 11,000,000 Shares available for issuance under the Plan shall be available for issuance as Incentive Stock Options.”
4.      Reference to and Effect on the Plan.    The Plan, as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
5.      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.
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Effective October 7, 2024